Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm and Legal Counsel" and to the use of our report dated December 19, 2007, in the Registration Statement (Form N-2 No. 333-139002 and 811-21984) and related Prospectus of Central Park Group Multi-Event Fund.

/s/ Ernst & Young LLP

New York, New York

June 30, 2008